UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

SCHEDULE 14A
__________________________________

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐          Preliminary Proxy Statement
☐          Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐          Definitive Proxy Statement
☒          Definitive Additional Materials
☐          Soliciting Material Under Rule 14a-12

ReWalk Robotics Ltd.
(Name of the Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒ No fee required

☐ Fee paid previously with preliminary materials

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

August 26, 2024

REWALK ROBOTICS LTD.
200 Donald Lynch Blvd., Marlborough, MA 01752, U.S.A.
Tel: +1 508.251.1154

Supplement #2 to Proxy Statement for
Annual Meeting of Shareholders
to be held on September 4, 2024

The following information supplements the Definitive Proxy Statement (the “Proxy Statement”) and Definitive Additional Materials (the “Proxy Supplement”) filed by ReWalk Robotics Ltd. (doing business as “Lifeward”) (the “Company”) with the U.S. Securities and Exchange Commission on July 29, 2024 and August 9, 2024, respectively, in connection with the Company’s 2024 Annual Meeting of Shareholders to be held at 10:00 a.m. (Eastern Daylight Time) on Wednesday, September 4, 2024, at the Company’s offices at 200 Donald Lynch Blvd., Marlborough, Massachusetts, U.S.A (including any adjournments, postponements or continuations thereof, the “Annual Meeting”). The information contained herein should be read in conjunction with the Proxy Statement and Proxy Supplement, each of which should be read in its entirety.

As previously reported, Creative Value Capital Limited Partnership, which claimed to be a beneficial shareholder of the Company (the “Shareholder”), demanded that the Company add to the agenda of the Annual Meeting the election of two candidates proposed by the Shareholder for the Company’s Board of Directors (the “Purported Agenda Supplement Notice”). After the Company determined that the Purported Agenda Supplement Notice was invalid, on August 6, 2024, the Shareholder filed a legal action in the Nazareth District Court (the “Court”) seeking a judgment ordering the Company to add to the agenda of the Annual Meeting a proposal relating to the election of the Shareholder’s two candidates for the Company’s Board of Directors. On August 26, 2024, the Court held a hearing on this matter and dismissed the Shareholder’s motion with prejudice.

Accordingly, all director nominations made by the Shareholder will be disregarded and no proxies voted in favor of the Shareholder’s nominees will be recognized or tabulated at the Annual Meeting. We encourage all shareholders to vote on the proposals outlined in the Proxy Statement.

Thank you for your continued support.

Very truly yours, Jeff Dykan Chairman of the Board of Directors